EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

       Earnings per share for the three and nine month periods ended September 30, 1998 and 1997 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as prescribed by SFAS
128. The following table sets forth the computation of the basic and diluted earnings per share for the three and nine month periods ended September 30, 1997 and 1998:

                                                 THREE MONTHS             NINE MONTHS
                                               ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                               --------------------   --------------------
                                                 1997        1998       1997        1998
                                               --------    --------   --------    --------
Net income before extraordinary item .......   $    347    $  1,643   $  3,661    $  6,092
Extraordinary item .........................       (195)       --         (195)       --
                                               --------    --------   --------    --------
Net income .................................        152       1,643      3,466       6,092

Preferred stock dividends ..................        176         153        713         454
                                               --------    --------   --------    --------
Net income (loss) available to common
 stockholders for basic EPS computation ....        (24)      1,490      2,753       5,638
Effect of dilutive securities ..............       --          --         --          --
                                               --------    --------   --------    --------
Net income (loss) available to common
 stockholders for diluted EPS computation ..   $    (24)   $  1,490   $  2,753    $  5,638
                                               ========    ========   ========    ========
Weighted average number of common shares
  outstanding for basic EPS computation ....     10,546      14,733     10,040      12,772
Effect of dilutive securities:
     Stock options .........................        295         491        283         426
     Assumed conversion of preferred stock .       --          --         --          --
                                               --------    --------   --------    --------
Weighted average number of common and common
 equivalent shares outstanding for diluted
 EPS computation ...........................     10,841      15,224     10,323      13,198
                                               ========    ========   ========    ========
Basic earnings per share:
     Net income before extraordinary item ..   $    .02    $    .10   $    .29    $    .44
     Extraordinary item ....................       (.02)       --         (.02)       --
                                               --------    --------   --------    --------
     Net income ............................   $   --      $    .10   $    .27    $    .44
                                               ========    ========   ========    ========
Diluted earnings per share:
     Net income before extraordinary item ..   $    .02    $    .10   $    .29    $    .43
     Extraordinary item ....................       (.02)       --         (.02)       --
                                               --------    --------   --------    --------
     Net income ............................   $   --      $    .10   $    .27    $    .43
                                               ========    ========   ========    ========